UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 12, 2009

THE QUIGLEY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-21617 (Commission File Number)	23-2577138 (I.R.S. Employer Identification No.)

Kells Building, 621 Shady Retreat Road, P.O. Box 1349 Doylestown, PA	18901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2009, Guy J. Quigley resigned from his positions as President and Chief Executive Officer of The Quigley Corporation (the “Company”), effective as of such date.

Item 8.01.              Other Events.

On May 20, 2009, seven new individuals (the “New Directors”) were nominated and duly elected to the board of directors (the “Board”) of the Company by shareholders at the Company’s annual meeting.  On May 29, 2009, the Company initiated an action in the United States District Court for the Eastern District of Pennsylvania (the “Court”) to prevent the New Directors from being seated as directors of the Company.  On May 29, 2009, the Court issued a standstill order, requiring the Company to keep the status quo in place, pending a further ruling of the Court.

On June 1, 2009, IVS Associates, Inc., the inspector of election for the annual meeting determined that the New Director nominees received a larger number of votes than the Company’s incumbent directors.

On June 12, 2009, the Court issued a Decision and Order, finding no merit to the Company's claims to enjoin the New Directors from being seated and directed that the standstill order be lifted.  The Order of the Court cleared the way for the New Directors to take office, effective June 12, 2009.  The New Directors comprise the entire board of directors at this time.   On June 12, 2009, Mr. Ted Karkus was unanimously elected Chairman of the Board.

 A copy of a press release issued by the Company discussing the events described in this Item 8.01 is filed as Exhibit 99.1 to this current report on Form 8-K.

The names of each of the New Directors, along with biographical information, are provided directly below.

Ted Karkus, age 50, is the managing member of Forrester Financial, LLC which he founded in 2001.  Forrester is a management consulting firm providing a wide range of services to emerging-growth companies.  Forrester’s services include the structuring and raising of working capital as well as assisting management in developing operational, marketing and financial strategies.  He is the primary investor in all portfolio company financings.  Mr. Karkus has extensive relationships with investment bankers, the media and a network of institutional investors and high net worth individuals.  Mr. Karkus was instrumental in assisting the turn around of ID Biomedical, an influenza vaccine manufacturer, which in 2005 was sold to GalaxoSmithKline for over $1.4 billion.  He provided financing, investment bankers, substantial sponsorship and successfully advocated for the restructuring of management.

Mr. Karkus has 25 years of experience in securities and capital markets including 2 years with Fahnestock & Co. Inc., a full-service brokerage firm, where he was Senior Vice President, Director of Institutional Equities and 4 years at S.G. Warburg, an investment bank, where he was an institutional equity salesman and developed a large network of institutional investors.  Mr. Karkus graduated with an MBA from Columbia University Graduate School of Business in 1984 where he received Beta Gamma Sigma honors.  He graduated Magna Cum Laude from Tufts University in 1981.

Mark Burnett, age 49, is the EVP and CFO for MercBloc, LLC, which he co-founded in 2007.  MercBloc, LLC is a financial services administrator that has raised more than $500 million for investment from over 70 high net worth individuals.  Since 1996, Mr. Burnett was in the business of building residential homes in the Nassau County region of Long Island, NY.  For over 25 years, he also owned a seat on the New York Mercantile Exchange and started his career trading heating oil and crude oil futures contracts.  He is still a member of NYMEX and currently holds memberships in the Chicago Climate Futures Exchange (C.C.F.E.) and the Intellectual Property Exchange International (I.P.X.I.).  Mr. Burnett graduated with a double Bachelor of Arts from the State University of New York at Stony Brook in 1981.

John DeShazo, age 58, is the CEO of FBN Construction Company, Inc. which he founded in 1976.  FBN Construction Company has established itself as one of the premier high-end residential construction contractors in the Greater Boston area.  He is recognized by the national Association of Home Builders (NAHB) as a Certified Graduate Remodel (CGR), a Certified Aging in Place Specialist, a Certified Green Specialist and holds a Massachusetts and Boston Construction Supervisor’s License.  Mr. DeShazo has been recognized as the Builder of the Year and the Remodeler of the Year by the City of Boston and the State of Massachusetts as well as receiving numerous prestigious honors by the Builders Association of Greater Boston.

Mark Frank, age 47, is the President of a division of GSW Worldwide in Newtown, Pa.  GSW is one of the largest health care advertising companies in the world with offices in 13 major markets.  Mr. Frank has served as President since 2005 and was Executive Vice President before that.  Mr. Frank has extensive marketing, advertising and brand development experience in the areas of pharmaceuticals/biotechnology, medical device and diagnostics and health and wellness.  GSW is a subsidiary of inVentiv Health (NASDAQ: VTIV).  InVentiv Health, Inc. provides a broad range of services to companies in the health care industry and its client roster is comprised of more than 350 leading pharmaceutical, biotech, life sciences and healthcare payor companies, including all top 20 global pharmaceutical manufacturers.  Prior to his 11 years with GSW/inVentiv Health, he was a Director of Marketing for Novartis Pharmaceuticals, which develops and markets patent protected prescription drugs, leading the development and marketing of several significant brands in various therapeutic categories.  Mr. Frank graduated with a BS degree in Exercise Science in 1983 and a MS degree in Public Health in 1990 – both from the University of Massachusetts at Amherst.

Louis Gleckel, MD, age 53, co-founded ProHealth Care Associates in 1997, a comprehensive state of the art multi-specialty physician group practice with offices in Long Island and Bronx, NY.  He is the Division Chief of Cardiology and Internal Medicine specializing in Preventative Cardiology, Metabolic Syndrome and Internal Medicine with particular emphasis on complications from high risk patients having Diabetes and Heart Disease.  He was named to New York Magazine’s Best Doctors list for 3 years, New York Metro Area Best Doctors list for 14 years and the new 2008 Nassau County Best Doctors list.  For over 10 years Dr. Gleckel has been a team physician for the NY Jets and NY Islanders as well as for the tennis players at the US Open.   Dr. Gleckel also served as Chairman of the Board of Invicta Corporation, a development stage company that designed, manufactured and marketed photochromic eyeglass lenses, for approximately 4 years until his resignation in February 2005.

Mark Leventhal, age 60, joined The Beacon Companies, LLP, a family business, full time in 1974 and was a General Partner. Beacon developed office buildings, hotels, retail and multi family housing throughout the United States. Some of the projects in the Boston area: Rowes Wharf consisting of 100 luxury condos, 400,000 square feet of office space, a 230 room hotel, and a marina; One Post Office Square 750,000 sq. ft. of office space; three additional hotels (over 700 rooms) including the Meridian Hotel; over 2500 multifamily housing units in and around Boston; and One, Two and Three Center Plaza.

Many of these properties formed the foundation for Beacon Properties, a REIT which went public with a $400 million valuation in 1994 and was listed on the New York Stock Exchange (symbol:BCN).  Beacon Properties was subsequently sold to Equity Office Properties, an owner and operator of a national portfolio of office buildings, for approximately $4.4 billion in 1997.  Since that time, Mr. Leventhal has continued to invest in real estate in Massachusetts, Rhode Island and Connecticut.  Mr. Leventhal holds a Bachelor’s degree in Civil Engineering from Northeastern University.

James McCubbin, age 45, is the Executive Vice President and Chief Financial Officer of WidePoint Corporation (NYSE AMEX: WYY). He also serves on WidePoint's Board of Directors and is its Secretary and Treasurer.  Widepoint is a leading provider of Identity Access Management and Multi-Factor Authentication solutions offering advanced information technology through its innovative solutions to the government and commercial markets.  Mr. McCubbin was promoted to Executive Vice President and Chief Financial Officer of WidePoint in May 2008.  Prior to that time, from August 1998 till May 2008, Mr. McCubbin served as WidePoint's Vice President and Chief Financial Officer.  Prior to that time, from December 1997 to August 1998, Mr. McCubbin served as WidePoint's Vice President, Controller, Assistant Secretary and Treasurer.  Prior to the commencement of his employment with WidePoint in November 1997, Mr. McCubbin held various financial consulting, management, and/or staff positions with several companies in the financial and government sectors including but not limited to Memtec America Corporation, a continuous microfiltration water technology company, McBee Consulting, a healthcare consulting firm, Martin Marietta presently known as Lockheed Martin a multinational aerospace manufacturer and advanced technology company formed in 1995 by the merger of Lockheed Corporation with Martin Marietta Corporation, and Ernst and Young, an international auditing and accounting firm.  Mr. McCubbin presently serves on the Board of Directors of Tianjin Pharmaceutical Company (NYSE AMEX: TPI).  Tianjin engages in the development, manufacture, marketing, and sale of traditional Chinese medicines and other pharmaceuticals in the Peoples Republic of China.  It manufactures a portfolio of 38 products, as well as has a pipeline of 47 products, which are pending regulatory approvals with the China State Food and Drug Administration.  The Company was founded in 1994 and is based in Chengdu, the Peoples Republic of China.  Mr. McCubbin presently serves as Tianjin's Chairman of its Audit Committee, Nominating Committee, and Compensation Committee.  Mr. McCubbin was on the Board of Directors of Redmile Entertainment, a worldwide developer and publisher of interactive entertainment software, and served as its Audit Committee Chairman until his resignation on March 1, 2008.  Mr. McCubbin provides financial consulting services to small cap companies and has either served on or assisted various Boards of Directors over the past seven years.  Mr. McCubbin is a graduate of the University of Maryland with a Bachelor of Science Degree in Finance and a Masters Degree in International Management.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

99.1	Press Release of the Company, dated June 15, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Quigley Corporation

By:	/s/ Gerard M. Gleeson
Gerard M. Gleeson
Vice President and Chief Financial Officer

Date:   June 16, 2009

EXHIBIT INDEX

No.	Description

99.1	Press Release of the Company, dated June 15, 2009